Report of Independent Accountants


To the Board of Trustees and Shareholders of the Choice Funds

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments and securities sold short, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Choice Long-Short Fund
(the "Fund") (one of the portfolios constituting the Choice Funds) at October 31, 2001, the results of its operations, the changes in its net assets, and its financial highlights for the period from February 1, 2001 through October 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities and securities sold short at October 31, 2001 by correspondence with the custodian and brokers, provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 30, 2001